CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 21, 2009 on the financial statements and financial highlights of PIA BBB Bond Fund, PIA MBS Bond Fund, PIA Moderate Duration Bond Fund, and PIA Short-Term Securities Fund, each a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 29, 2009